Exhibit 4.3

Amended and Restated Performance Share Rights Plan
for Designated Participants of OceanaGold Corporation and its Affiliates
Adopted with effect as at 15 June 2012,
as amended and restated on June 12, 2015, June 1, 2018, June 14, 2020, June 29, 2021, February 16, 2023 and April 18, 2024

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Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

1PREAMBLE AND DEFINITIONS
1.1Title
The Plan herein described shall be called the “Performance Share Rights Plan for Designated Participants of OceanaGold Corporation and its Affiliates”.
1.2Purpose of the Plan
The purposes of the Plan are to:
(a)promote further alignment of interests between Designated Participants and the shareholders of the Corporation;
(b)provide a compensation system for Designated Participants that is reflective of the responsibility, commitment and risk accompanying their management role over the medium term; and
(c)allow Designated Participants to participate in the success of the Corporation over the medium term.
1.3Definitions
“Affiliate” means an “affiliate” as defined in Section 1.2 of National Instrument 45-106 - Prospectus and Registration Exemptions, and for purposes of Section 1.2(b) thereof, “control” shall be interpreted with reference to Section 2.23 thereof.
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, instruments, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules.
“Beneficiary” means any person designated by a Designated Participant by written instrument filed with the Committee to receive any Shares issuable on account of Performance Rights in the event of the Designated Participant’s death or, failing any such effective designation, the Designated Participant’s estate.
“Board” means the Board of Directors of the Corporation.
“Cause” means:
(a)with respect to a Designated Participant who is party to an employment agreement with the Corporation or, if applicable, an Affiliate of the Corporation, which contains an enforceable contractual termination provision, and within such employment agreement “Cause” is defined, “Cause” as defined in such employment agreement;
(b)the failure of the Designated Participant to perform, in a material respect, his or her duties and responsibilities, or to follow, in a material respect, the lawful policies, procedures, instructions or directions of the Corporation or any applicable Affiliate of the Corporation, except as may result from the Disability of the Designated Participant, which failure is not cured by the Designated Participant within 10 days of being advised of that failure in writing by the Corporation or an Affiliate of the Corporation, as applicable;

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

(c)any fraudulent or violent activity on the part of the Designated Participant;
(d)the conviction of the Designated Participant for any crime involving fraud, misrepresentation or breach of trust;
(e)any financial impropriety, intentional dishonesty, breach of duty of loyalty or any intentional act on the part of the Designated Participant in discharging his or her duties and responsibilities of employment whether or not having the effect of materially injuring the reputation, business or business relationships of the Corporation or an Affiliate of the Corporation; or
(f)any other act constituting cause at common law, including Misconduct and serious Misconduct.
“Change in Control” means the occurrence of any one or more of the following events:
(a)a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;
(b)the transfer, sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;
(c)a resolution is adopted to wind-up, dissolve or liquidate the Corporation;
(d)any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Shares which, when added to the Shares owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Securities Act (British Columbia) to cast or to direct the casting of 50% or more of the votes attached to all of the Shares which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);
(e)as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Corporation for election to the Board shall not constitute a majority of the Board; or
(f)the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

“Committee” means the Remuneration, People and Culture Committee of the Corporation established by the Board or any other committee the Board sees fit, or if no such committees exist, the Board.
“Corporation” means OceanaGold Corporation.
“Designated Participant” means such directors and employees of the Corporation or an Affiliate of the Corporation as the Committee may designate from time to time as eligible to participate in the Plan pursuant to Section 4.2, which shall not include Non-Employee Directors.
“Disability” means, in the case of an employee of the Corporation or an Affiliate of the Corporation, the Designated Participant’s physical or mental long-term inability to substantially fulfil his or her duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate of the Corporation in respect of which the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Corporation or an Affiliate of the Corporation. In the case of a Designated Participant who is not a member of a longterm disability plan of the Corporation or an Affiliate of the Corporation, “Disability” means a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Committee.
“Dividend Equivalent” means a bookkeeping entry equivalent in value to a dividend paid on the Shares, credited to a Designated Participant’s Performance Right account in the Performance Right Register.
“Dividend Payment Date” means the date on which the Corporation pays a dividend on the Shares.
“Financial Reporting Requirements” means all applicable accounting principles, laws and regulations, as well as the Corporation’s internal controls which govern the full, fair, accurate, timely and understandable disclosure of all financial transactions and events of the Corporation.
“Good Leaver” means any Designated Participant who ceases to be employed by the Corporation or an Affiliate of the Corporation that the Committee deems to be a Good Leaver. In making this determination, the Committee may consider if such Designated Participant ceased employment due to any of the following:
(a)genuine redundancy;
(b)Retirement;
(c)Disability;
(d)death;
(e)any other reason which the Board determines, on a case by case basis, in its absolute discretion results in the relevant participant being a “good leaver”; or
(f)termination of employment without Cause.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

“Insider” means an insider as such term is defined in Part 1 of the Toronto Stock Exchange Company Manual.
“Market Value” of a Vested Performance Right or a Share on any date means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares traded on the Stock Exchange, or another stock exchange where the majority of trading volume and value of the Shares occurs, for the twenty (20) trading days immediately preceding the relevant date; provided that if the Shares are suspended from trading or have not traded on the Stock Exchange or another stock exchange for an extended period of time, the market price will be the fair market value of the Shares as determined by the Board.
“Misconduct” means any material violation of the Corporation’s Statement of Business Ethics and Code of Conduct by a Designated Participant, or any act or omission undertaken by a Designated Participant, that is reasonably likely to expose the Corporation to material financial, business or reputational risk.
“Non-Employee Director” means a director of the Corporation who is not also an employee of the Corporation.
“Performance Period” means a period as specified by the Board in accordance with Section 4.2 in respect of which a Designated Participant may be or become entitled to receive any Shares issuable on account of Performance Rights.
“Performance Right Register” has the meaning ascribed thereto in Section 5.1.
“Performance Rights” means rights granted to a Designated Participant (including any Dividend Equivalent, if applicable) to receive Shares and cash as evidenced by the Performance Right Register in accordance with the provisions hereof and a written acknowledgement entered into between the Corporation and the Designated Participant.
“Plan” means this Performance Share Rights Plan for Designated Participants of OceanaGold Corporation and its Affiliates, including any schedules or appendices hereto, all as amended or amended and restated from time to time.
“Restatement” means a material restatement of the Corporation’s financial results occasioned as a result of one or more errors or other non-compliance with Financial Reporting Requirements.
“Retirement” means in the case of an employee of the Corporation or an Affiliate of the Corporation, the retirement of the Designated Participant from employment with the Corporation or an Affiliate of the Corporation as applicable, and “retires” shall have a corresponding meaning. The determination of whether a Designated Participant has retired shall be at the sole discretion of the Committee.
“Security Based Compensation Arrangement” has the meaning ascribed in Section 613(b) of the Toronto Stock Exchange Company Manual, and includes:
(a)stock option plans for the benefit of employees, insiders, service providers or any one of such groups;
(b)individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the Corporation's security holders;

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

(c)stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;
(d)stock appreciation rights involving issuances of securities from treasury;
(e)any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation; and
(f)security purchases from treasury by an employee, insider or service provider which is financially assisted by the Corporation by any means whatsoever.
“Share” means a common share of the Corporation as constituted on the date hereof and includes any rights attached thereto which trade therewith.
“Stock Exchange” means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.
“Stock Exchange Rules” means the applicable rules of the Stock Exchange.
“Target Milestone” has the meaning ascribed thereto in Section 6.5.
“Termination Date” means:
(a)in the case of the death of a Designated Participant, the date of death;
(b)in the case of the Retirement of a Designated Participant, the date on which the Designated Participant retires in accordance with the normal retirement policies of the Corporation or an Affiliate of the Corporation;
(c)in the case of the resignation by a Designated Participant, the date of notice of resignation;
(d)in the case of the Disability of a Designated Participant, the date on which:
(i)the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Corporation or an Affiliate of the Corporation; or
(ii)if a Designated Participant is not a member of a long-term disability plan of the Corporation or an Affiliate of the Corporation, the date that the Designated Participant has suffered a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that is reasonably expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Committee; and
(e)in the case of a Designated Participant being terminated without Cause or by mutual agreement, the date that is the later of:
(i)the date of termination; and

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

(ii)the date on which any notice or otherwise binding severance period expires;
provided that if any date determined in accordance with the foregoing provisions is not a Trading Day, the Termination Date shall be the Trading Day immediately preceding the date of death, Retirement, Disability or termination without Cause.
“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which at least a board lot of Shares actually traded.
“U.S. Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any reference to a particular section of the U.S. Code shall include references to guidance, regulations and rulings thereunder and to successor provisions.
“U.S. Participant” means a Designated Participant who is a U.S. citizen or U.S. permanent resident for purposes of the U.S. Code.
“Vested Performance Rights” has the meaning ascribed thereto in Section 6.1.
2CONSTRUCTION AND INTERPRETATION
2.1Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.
2.2Severability. If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.
2.3Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.
2.4Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of British Columbia and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any action, proceeding or claim arising under this Plan. The Corporation, each Designated Participant and his or her Beneficiary, if applicable, hereby attorn to the jurisdiction of the courts of the Province of British Columbia.
2.5References to Statutes, Etc. Any reference to a statute, regulation, rule, instrument, or policy statement shall refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or re- enacted from time to time.
3EFFECTIVE DATE
3.1Effective Date. The Corporation is establishing the Plan, effective on June 15, 2012.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

4PERFORMANCE RIGHTS GRANTS AND PERFORMANCE PERIODS
4.1Administration. The Plan shall be administered by the Committee and the Board has delegated to the Committee such administrative duties and powers required to administer the Plan.
4.2Grant of Performance Rights. The Board (which for these purposes does not grant delegated authority to the Committee) may make grants of Performance Rights to Designated Participants in such number as may be specified by the Board with effect from such date(s) as the Board may specify upon recommendation by the Committee. The Performance Right Register shall indicate the number of Performance Rights which have been granted to each Designated Participant from time to time.
4.3Performance Period. The Board (which for these purposes does not grant delegated authority to the Committee) will, in its sole discretion upon recommendation by the Committee, determine the Performance Period and Target Milestones applicable to each grant of Performance Rights under Section 4.2. Unless otherwise specified by the Board, the Performance Period applicable to a grant of Performance Rights will commence on the January 1 coincident with or immediately preceding the grant and end on December 31 of the second year following the calendar year in which such Performance Rights were granted.
4.4Limitations on Grant. Notwithstanding any other provision of the Plan, the aggregate number of Shares that may be issued on the redemption of Performance Rights that have been granted and remain outstanding under the Plan shall not at any time, when taken together with Shares reserved for issuance pursuant to all of the Corporation’s Security Based Compensation Arrangements then either in effect or proposed, at any time be such as to result in:
(a)the number of Shares reserved for issuance to any one Designated Participant exceeding 3.5% of the issued and outstanding Shares;
(b)the issuance to any one Designated Participant, within a one-year period, of a number of Shares exceeding 3.5% of the number of issued and outstanding Shares;
(c)the number of Shares issuable or reserved for issuance to Designated Participants at any time exceeding 3.5% of the issued and outstanding Shares;
(d)the number of Shares issuable or reserved for issuance to Insiders at any time exceeding 3.5% of the issued and outstanding Shares; and
(e)the number of Shares issued to Insiders within a one-year period exceeding 3.5% of the number of issued and outstanding Shares.
For the purposes of this Section 4.4, the number of issued and outstanding Shares shall be determined on a non-diluted basis. In addition, for purposes clauses (a) and (b) of this Section 4.4, Performance Rights granted prior to the Designated Participant becoming an Insider shall be excluded.
4.5No Hedging. Designated Participants are not permitted to enter into transactions (including, without limiting any of the foregoing, the use or purchase of derivatives, prepaid variable forward contracts, equity swaps, collars or units of exchange funds or otherwise) which limit the economic risk or are designed to hedge or offset a decrease in the market value of Performance Rights which are not Vested Performance Rights.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

4.6Dividend Equivalent. Unless otherwise specified in a particular written acknowledgement evidencing a Performance Right grant, Dividend Equivalents shall be awarded in respect of all Performance Rights every time dividends (other than share or other in specie dividends) are paid on the Shares. On the Dividend Payment Date, the Corporation shall credit an additional number of Performance Rights to each eligible Designated Participant’s Performance Right Register account determined as per the following formula: (A x B)/C where:
“A” represents the amount of the dividend per Share declared and paid on the Shares by the Corporation;
“B” represents the number of Performance Rights listed in the Designated Participant’s account on the Dividend Payment Date; and
C” represents five (5) day VWAP of the Shares on the TSX commencing on ex-dividend date.
Any additional Performance Rights credited to a Designated Participant’s Performance Right Register account as a Dividend Equivalent pursuant to this Section 4.6 shall be subject to the same applicable Performance Period, Target Milestones and other vesting conditions as the related Performance Rights in respect of which such additional Performance Rights are credited.
Notwithstanding anything else set out herein, if the Corporation does not have a sufficient number of Shares available under this Plan to satisfy the redemption of Performance Rights issued as Dividend Equivalents pursuant to this Section 4.6 or the issuance of any Dividend Equivalents or Shares in satisfaction of any Dividend Equivalents under this Section 4.6 would result in the breach of any limit contained in this Plan, the Corporation shall satisfy such Performance Rights issued as Dividend Equivalents solely in cash.
5ACCOUNTS
5.1Performance Right Register. A register, to be known as the “Performance Right Register”, shall be maintained by the Corporation for all Designated Participants and shall detail all grants of Performance Rights, including Dividend Equivalents, as are received by a Designated Participant from time to time.
5.2Cancellation of Performance Rights that Fail to Vest or Are Redeemed. Performance Rights that fail to vest in a Designated Participant in accordance with the Plan, or that are redeemed in accordance with the Plan, shall be cancelled and shall cease to be recorded in the Performance Right Register as of the date on which such Performance Rights fail to vest or are redeemed, as the case may be, and the Designated Participant will have no further right, title or interest in such Performance Rights.
6VESTING OF PERFORMANCE RIGHTS
6.1Vesting. Performance Rights granted to a Designated Participant under Section 4.2 or Section 4.6 in respect of a Performance Period shall vest in accordance with this Section 6. Except where the context requires otherwise, each Performance Right which is vested pursuant to this Section 6 shall be referred to herein as a “Vested Performance Right”. Subject to Section 7.7, Vested Performance Rights shall be redeemed as to one-half (1/2) the number of Vested Performance Rights in Shares and as to the remaining one-half (1/2) of Vested Performance Rights in cash.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

6.2Vesting of Performance Rights Based on Designated Participant’s Target Milestones. Unless otherwise specified by the Board, subject to the remaining provisions of this Section 6, Performance Rights granted to a Designated Participant in respect of a Performance Period under Section 4.2 or Section 4.6 shall vest based upon the achievement of the Target Milestones for that Performance Period on a date established by the Board to be as soon as practicable following the Performance Period allowing for a final determination of the achievement of the Target Milestones, in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the written acknowledgement referred to in Section 6.6.
6.3Vesting on Death, Retirement, Disability or Termination without Cause. Subject to Section 6.4, and upon recommendation from management of the Company, the Committee may determine that if a Designated Participant ceases employment with the Corporation or an Affiliate of the Corporation as a Good Leaver, the Performance Rights shall continue to vest in accordance with their original schedule established by the Board at the time of grant and as set out in the written acknowledgement referred to in Section 6.6.
6.4Employment or Consulting Contracts. Performance Rights shall vest and be redeemed only in accordance with the terms and conditions of this Plan and the written acknowledgement between the Corporation and a Designated Participant irrespective of any employment or consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant.
6.5Determination of Target Milestones. The Committee shall cause the Target Milestones to be determined for each Performance Period at or prior to the time of granting Performance Rights to the Designated Participant for that Performance Period. Target Milestones shall be determined by the Committee, in its discretion, shall be set forth in a written acknowledgement for such grant, and may include criteria based on a Designated Participant’s personal performance and/or the financial performance of the Corporation, at the time of grant of the Performance Rights.
6.6Acknowledgement. A Designated Participant shall complete and deliver a written acknowledgement, which acknowledgement once delivered by a Designated Participant shall form the basis for the contractual entitlement to the Performance Rights granted to the Designated Participant. The acknowledgement must be delivered to the Corporation by the Designated Participant within 21 days of the date the Designated Participant receives advice of the grant of the Performance Rights. If the acknowledgement is not delivered within this time, the Committee reserves the right to revoke the grant of the Performance Rights to the Designated Participant.
7REDEMPTION OF PERFORMANCE SHARE UNITS
7.1Designated Participant Continuing in Employment or Under Contract. Subject to the remaining provisions of this Section 7, each Designated Participant who continues in employment or under contract with the Corporation or an Affiliate of the Corporation shall have the right to receive, and shall receive, with respect to all Performance Rights that are Vested Performance Rights:
(a)such number of Shares duly issued by the Corporation as are equal to one-half (1/2) the number of such Vested Performance Rights to be redeemed; and
(b)a gross cash payment equal to one-half (1/2) of such Vested Performance Rights to be redeemed where the amount of such gross cash payment, inclusive of any employer superannuation contribution payment obligations shall be equal to the

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

product obtained by multiplying the number Vested Performance Rights to be redeemed in cash (being one-half (1/2) the Vested Performance Rights) by the Market Value determined as at the last day before the date on which the shares are issued under Section 7.1(a) above (or such earlier date in the case of Vested Performance Rights that are redeemable immediately upon the achievement of Target Milestones), both as soon as practicable following the determination of vesting in accordance with Section 6.2; provided, however, that for any U.S. Participant, such Shares and cash shall be received, in no event, later than two and one-half months following the end of the year in which the applicable Vested Performance Right vested.
7.2Redemption on Death, Retirement, Disability or Termination without Cause. Subject to the remaining provisions of this Section 7, the Committee may determine, upon recommendation from management of the Company, that if a Designated Participant ceases employment with the Corporation or an Affiliate of the Corporation as a Good Leaver, the Designated Participant or his or her Beneficiary, if applicable, shall have the right to receive, and shall receive, with respect to all Performance Rights that are Vested Performance Rights as determined in accordance with Section 6.3, as at the Termination Date:
(a)such number of Shares duly issued by the Corporation as are equal to one-half (1/2) of the number of such Vested Performance Rights to be redeemed, and
(b)a gross cash payment, including any employer superannuation contribution payment obligations, equal to one-half (1/2) of such Vested Performance Rights to be redeemed where the amount of such gross cash payment shall be equal to the product obtained by multiplying the number Vested Performance Rights to be redeemed in cash (being one-half (1/2) of the Vested Performance Rights) by the Market Value determined as at the Termination Date, both as soon as practicable following the Termination Date and further that such Designated Participant’s remaining Performance Rights, if any, may continue to vest in accordance with their original schedule established by the Board at the time of the grant and as set out in the written acknowledgement referred to in Section 6.6; provided, however, that for any U.S. Participant, such Shares and cash shall be received, in no event, later than two and one-half months following the end of the year in which the applicable Vested Performance Right vested
7.3Cash Payment reduced by taxes and other contribution: The gross cash payments to be paid to a Designated Participant under clauses 7.1(b) or 7.2(b) will first be reduced be the following amounts, and to the extent the reduction of the gross cash payments is not sufficient to satisfy such withholding, thereafter the Corporation and the Designated Participant shall come to an agreement in respect of any amount required to be paid to satisfy the following amounts, which may include a net settlement of the number of Shares to be issued under clauses 7.1(a) or 7.2(a), as applicable, in advance of the issue of any such Shares:
(a)the amount of the employer contribution (if any) and / or employee withholding that the Corporation, or an Affiliate of the Corporation is required to make to a complying superannuation fund in respect of that Designated Participant in relation to the payment of that amount to that Designated Participant; and

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

(b)the amount of any taxes that the Corporation or an Affiliate of the Corporation is required to withhold in relation to the payment of cash and issue of Shares to that Designated Participant under clauses 7.1 and 7.2 (as applicable).
7.4Termination for Cause and Voluntary Termination During Performance Period. Unless otherwise determined by the Committee, if:
(a)the employment of a Designated Participant is terminated for Cause;
(b)the Designated Participant terminates his or her employment with the Corporation or an Affiliate of the Corporation for any reason other than as a Good Leaver,
(c)the Committee does not determine (i) that Designated Person’s Performance Rights should continue to vest in accordance with Section 6.3, or (ii) that such Designated Person or his Beneficiary, if applicable, shall have the right to receive the Vested Performance Rights or continue to have the right to receive Shares and cash in accordance with the Performance Rights in accordance with Section 7.2, the Designated Participant shall not be entitled to be issued any Shares and cash on account of Performance Rights relating to the Performance Period(s) in which the Designated Participant’s employment terminates, whether vested or unvested, and any such Performance Rights recorded in the Performance Right Register shall be cancelled.
7.5Legality of Delivery. No Share shall be delivered or amount of cash paid under the Plan unless and until the Committee has determined that all provisions of Applicable Law have been satisfied. The Committee may require, as a condition of the issuance and delivery of Shares and cash pursuant to the terms hereof, that the recipient of such Shares and cash make such covenants, agreements and representations, as the Board in its sole discretion deems necessary or desirable.
7.6Stock Certificates. The issue of Shares under the Plan shall be effected on a non- certificated basis, to the extent not prohibited by Applicable Law.
7.7No Fractional Shares. The Corporation shall not be required to issue fractional Shares on account of the redemption of Performance Rights. If any fractional interest in a Share would, except for this provision, be deliverable on account of the redemption of Performance Rights, the Corporation shall, in lieu of delivering any certificate of such fractional interest, satisfy such fractional interest by paying to the Designated Participant or his or her Beneficiary, if applicable, a cash amount equal to the fraction of the Share corresponding to such fractional interest multiplied by the Market Value of such Share.
7.8Cash settlement of Performance Rights for Australian Designated Participants: The Board may determine that, instead of allocating Shares to a Designated Participant who is an Australian resident for tax purposes in accordance with Rules 7.1(a) or 7.2(a), the Corporation or an Affiliate of the Corporation will pay a gross cash amount, inclusive of any employer superannuation contribution payment obligations, to that Designated Participant equivalent to the market value of the Shares (as determined by the Board) that would otherwise have been allocated to that Designated Participant, reduced by:
(a)the amount of the employer contribution (if any) and / or employee withholding that the Corporation or an Affiliate of the Corporation is required to make to a complying superannuation fund in order to avoid having an individual superannuation guarantee

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

shortfall in respect of that Designated Participant in relation to the payment of that amount to that Designated Participant; and
(b)the amount of any taxes that the Corporation or an Affiliate of the Corporation is required to withhold in relation to the payment of that amount to that Designated Participant.
8RESERVATION OF SHARES FOR PERFORMANCE RIGHTS AND MAXIMUM NUMBER OF SHARES
8.1Sufficient Authorized Shares to be Reserved. The Board shall reserve a sufficient number of Shares to satisfy the redemption of Performance Rights granted under the Plan. Shares that are the subject of Performance Rights that have failed to vest shall thereupon no longer be in reserve and may once again be subject to Performance Rights granted under the Plan.
8.2Rolling and Evergreen Plan. For greater certainty, any increase in the issued and outstanding Shares will automatically increase the number of Shares available under this Plan and if any outstanding Performance Right is exercised or otherwise converted, settled or redeemed for cash or Shares, is forfeited, surrendered, cancelled, redeemed, or otherwise terminated for any reason without having been exercised or settled in full, or if Shares acquired pursuant to a Performance Right subject to forfeiture, disgorgement or clawback are forfeited disgorged or clawed-back, the Shares covered by such Performance Right, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of a Performance Right that is settled in cash.
9ADJUSTMENTS AND CHANGE IN CONTROL
9.1Adjustments. In the event of any stock dividend, stock split, combination, exchange of shares, consolidation, spin-off or other capital reorganization, reclassification or distribution (other than normal cash dividends) of corporate assets to shareholders; any merger, amalgamation, consolidation or other transaction pursuant to which the Shares are converted into other property, whether in the form of securities of another Person, cash or otherwise; or any other similar changes affecting the Shares, such appropriate adjustments to reflect such change or changes shall be made with respect to the Performance Rights outstanding under the Plan in order to maintain the economic rights of the Designated Participants in respect of such Performance Rights, all as determined by the Committee in its sole discretion.
9.2Change in Control. In the event of a Change in Control, the Board (composed of directors of the Corporation immediately prior to the Change in Control and which for these purposes does not grant delegated authority to the Committee) may, in its absolute discretion, determine that all or a specified number of Performance Rights that have been granted to Designated Participants vest and that all or a specified number of Performance Rights that the Corporation is contractually obligated to grant to a Designated Participant will be granted by the Corporation and vest. Where the Board makes a determination pursuant to this Section 9.2, the Board will immediately give written notice to each Designated Participant of the number of Performance Rights that vest (or will be granted and then vest) pursuant to this Section 9.2 and those Performance Rights may be redeemed for Shares within such period as the Board shall determine appropriate.
10CURRENCY
10.1Currency. Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

11TRADING BLACK-OUT PERIODS
11.1Trading Black-Out Periods. If a Performance Right expires or is redeemed during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the Performance Right shall expire or be redeemed 10 business days after the trading black-out period is lifted by the Corporation.
12AMENDMENT OR DISCONTINUANCE OF THE PLAN
12.1Amendment at Board Discretion. The Board may amend, suspend or discontinue the Plan, and amend or discontinue any Performance Rights granted under the Plan, at any time without shareholder approval, but subject to any applicable rules of the TSX. Without limiting the foregoing, the Board is specifically authorized, without shareholder approval, to amend the terms of the Plan, and the terms of any Performance Rights granted under the Plan to:
(a)amend the vesting provisions;
(b)amend the Target Milestones;
(c)amend the Performance Periods, except as otherwise provided in Section 12.2 hereof;
(d)    amend the eligibility requirements of Designated Participants which would have the potential of broadening or increasing Insider participation; and
(e)    make other amendments of a grammatical, typographical or administrative nature or to comply with the requirements of Applicable Law.
12.2Amendments Requiring Shareholder Approval. Notwithstanding Section 12.1, no amendments to the following matters shall be made by the Board without the Corporation first obtaining shareholder approval:
(a)amend the Plan to increase the number of Shares reserved for issuance under the Plan;
(b)amend any Performance Rights granted under the Plan to extend the termination date beyond the original expiration date (for both Insider and non-Insider grants), except in certain circumstances where the Corporation has imposed a trading blackout in accordance with section 11.1 hereof;
(c)increase the number of Shares issuable under the Plan to Non- Employee Directors;
(d)amend the amendment provisions of the Plan; and
(e)amend section 4.4(c), 4.4(d), 4.4(e), 13.1 or 13.2.
12.3Amendments not to Contravene. No amendment, suspension or discontinuance of the Plan or of any granted Performance Right ma y contravene the requirements of the Stock Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to or any other stock exchange on which the Corporation or its Shares are listed from time to time. Termination of the Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Performance Right granted under the Plan prior to the date of such termination.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

13ASSIGNMENT
13.1Assignability. The Plan shall enure to the benefit of and be binding upon the Corporation and its Affiliates and their respective successors and assigns. Except as provided in Section 13.2, the interest of any Designated Participant under the Plan or in any Performance Rights shall not be assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws relating to intestacy.
13.2Idem. Notwithstanding Section 13.1, a Designated Participant may transfer a Performance Right to any of the following permitted assigns:
(a)the Designated Participant’s spouse;
(b)a trustee, custodian or administrator acting on behalf of or for the benefit of the Designated Participant or the Designated Participant’s spouse;
(c)a personal holding corporation, partnership, trust or other entity controlled by the Designated Participant or the Designated Participant’s spouse; or
(d)a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the Designated Participant or the Designated Participant’s spouse.
This Section 13.2 does not apply to a Designated Participant who is in New Zealand or who is employed by, or a director of, an Affiliate of the Corporation which is a company incorporated in New Zealand.
14SHAREHOLDER RIGHTS
14.1No Rights to Shares. Performance Rights are not Shares and the grant of Performance Rights will not entitle a Designated Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.
15ADMINISTRATION
15.1Board. Unless otherwise determined by the Board, the Plan shall be administered by the Committee, and the Committee shall have the full discretion to administer the Plan and grants of Performance Rights in accordance with all Applicable Law, including without limitation, the ability to provide for specific terms and conditions to be set out in the written acknowledgements entered into between the Corporation and Designated Participants as may be required to comply with Applicable Law.
15.2Compliance with Laws and Policies. Each Designated Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Designated Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Designated Participant in connection with the Plan. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.
15.3Delegation. The Board may delegate to any director, officer or employee of the Corporation, or a committee of the Board, such duties and powers relating to the Plan as it may see fit.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

15.4Subject to Law. The Corporation’s issuance of any Performance Rights or its obligation to issue Shares or to make any payments is subject to compliance with Applicable Law. As a condition of participating in the Plan, each Designated Participant agrees to comply with all such Applicable Laws and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.
15.5Withholdings. The Corporation or an Affiliate of the Corporation, as applicable, may withhold or cause to be withheld from any amount payable, or in respect of any Shares to be issued, to a Designated Participant or his or her Beneficiary, either under the Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or the Affiliate of the Corporation, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions.
15.6No Employment or Additional Rights. Nothing herein contained shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate of the Corporation. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan. Neither designation of an employee as a Designated Participant nor the grant of any Performance Rights to any Designated Participant entitles any Designated Participant to the grant, or any additional grant, as the case may be, of any Performance Rights under the Plan.
15.7Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.
15.8No Obligation to Fund or Secure. Unless otherwise determined by the Board, the Plan, including any right or entitlement of a Designated Participant hereunder. shall remain an unfunded and unsecured obligation of the Corporation and any applicable Affiliates of the Corporation.
15.9Rules for Administration and Interpretation. The Board (which for these purposes does not grant delegated authority to the Committee) may enact rules and regulations relating to the administration and interpretation of the Plan and may amend such rules and regulations from time to time. The Board shall have the authority to decide conclusively all matters relating to the administration, application and interpretation of the Plan.
15.10Australian tax deferral: Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the ITAA) applies to the Performance Rights granted to a Designated Participant who is an Australian resident for tax purposes under the Plan (subject to the requirements of the ITAA), unless the Performance Rights lapse or are cash settled.
15.11Non-transferability for Australian Designated Participants: Notwithstanding any other provision of this Plan, a Designated Participant who is an Australian resident for tax purposes or who is employed by, or a director of, an Affiliate of the Corporation which is a company incorporated in Australia is not entitled to transfer their Performance Rights other than by will or the laws relating to intestacy.
15.12Section 409A of the U.S. Code: The Plan and any Performance Right granted to a Designated Participant who is a U.S. Participant pursuant to the Plan is intended to qualify for the short-term deferral exception pursuant to Section 409A of the U.S. Code and, in furtherance thereof, any payment or redemption due to a Designated Participant who is a U.S. Participant with respect to any Vested Performance Rights shall be made no later than two and one-half months following the end of the year in which the applicable Vested

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

Performance Right vested. Notwithstanding the general intent of the foregoing, in the event that any Performance Right that is granted to a Designated Participant who is a U.S. Participant is determined to be “deferred compensation” (as defined in Section 409A of the U.S. Code) and is paid or redeemed upon termination of a Designated Participant’s employment or service, the following will apply; (i) with respect to a Designated Participant who is determined to be a “specified employee” (as defined in Section 409A of the U.S. Code), the amount that would otherwise be paid or redeemed during the sixmonth period immediately following the Designated Participant’s separation from service will be accumulated through and paid or redeemed, without interest, on the first day of the seventh month following the Designated Participant’s separation from service (or, if the Designated Participant dies during such period, within 30 days after the Designated Participant’s death); (ii) references in the Plan or an applicable Designated Participant’s written acknowledgement to such “termination” of employment or service (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the U.S. Code, and (iii) in the event such Designated Participant is entitled to a series of instalment payments (as defined in Section 409A of the U.S. Code) such Designated Participant’s right to the series of instalment payments shall be treated as a right to a series of separate payments and not to a single payment. Further, in the event that any such Performance Right that is granted to a Designated Participant who is a U.S. Participant is determined to be “deferred compensation” (as defined in Section 409A of the U.S. Code) and is paid or redeemed upon a Change in Control, to the extent necessary to prevent such Performance Right from being includible in gross income pursuant to Section 409A(a)(1)(A) of the U.S. Code (and only to that extent), a “Change in Control” shall be deemed to have occurred only if and when (A) any one or more of the conditions set forth in paragraph (a) through (f) above of the Change in Control definition shall have been satisfied, and (B) as to the Designated Participant to whom the any Performance Right was granted, the event in question also constitutes a “change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A) of the U.S. Code. Notwithstanding anything herein to the contrary, any amendment to a Performance Right granted to a Designated Participant who is a U.S. Participant shall be made after giving consideration to Section 409A of the U.S. Code.
15.13Clawback Policy:
(a)    In the event of a Restatement, the Committee may, in its sole discretion, recover, terminate the vesting of and/or provide for forfeiture of any Performance Rights or any Shares or cash payments awarded or paid to Designated Participants in settlement of Performance Rights (“Long Term Incentive Compensation”), which (i) exceeds the Long Term Incentive Compensation that otherwise would have been received by a Designated Participant, had such Long Term Incentive Compensation been determined based on or in light of the Restatement; and (ii) was awarded to the Designated Participant within three (3) years prior to a Restatement.
Where Financial Reporting Requirements or other financial measures are considered in determining the Long Term Incentive Compensation awarded or paid, but the Long Term Incentive Compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced.
(b)    In the event of a Misconduct, the Committee may, in its sole discretion, recover, terminate the vesting of, and/or provide for the forfeiture of any Long Term Incentive Compensation from any Designated Participant who engaged in Misconduct, or any Designated Participant who knew or ought to have known about the Misconduct and failed to report it.

Amended and Restated Performance Share Rights Plan for Participants of OceanaGold Corporation and its Affiliates

(c)    In exercising its discretion to recover any amount of Long Term Incentive Compensation under this Section, the Committee may take into account:
(i)taxes paid by the Designated Participant on the Long Term Incentive Compensation and the rights of the Designated Participant to recover any such taxes;
(ii)any benefit received by any Designated Participant as a result of Misconduct or the Restatement;
(iii)the seriousness of the Misconduct; and
(iv)any other factors that the Committee determines are relevant.